JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the Common Stock of Dardanos Acquisition Corp. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: April 21, 2014

/s/ Edgar Leon
Edgar Leon, individually

Dated: April 21, 2014	OZERO WORLDWIDE, LLC
/s/ Edgar Leon
Edgar Leon, Sole Manager